Exhibit 10.14

FIRST AMENDMENT TO LEASE

[Quantum, 25242 Arctic and 25342 Commercentre]

This First Amendment (“Amendment”) is executed July 11, 2009 but made expressly retroactive to April 1, 2009 (“Effective Date”) by and between Braden Court Associates, a California general partnership (“Lessor”) and Quantum Fuel Systems Worldwide, Inc., a Delaware corporation (“Lessee”), with respect to the Standard Industrial/Commercial Multi-Tenant Lease - Net dated November 1, 2007 (“Original Lease” and as amended hereby, the “Lease”), which is hereby incorporated herein by this reference. All capitalized terms not otherwise defined herein shall have the meaning specified in the Original Lease. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Original Agreement as follows:

1. This Amendment is made concurrently and in connection with the execution by Lessor and Lessee of the Standard Industrial/Commercial Multi-Tenant Lease - Net dated April 1, 2009 between Lessor and Lessee for 25372 Commercentre Drive (“Must-Take Lease”). All defaults set forth in the Notice of Default dated April 13, 2009 are hereby waived.

2. All references to the Must-Take Premises are deleted. The term “Premises” means the Existing Premises and the Expansion Premises.

3. The number of parking spaces per Original Lease Paragraph 1.2(b) is reduced from 242 to 146.

4. The Base Rent per month is revised as follows:

4-1-2009 through 12-31-2009	$82,598
2010	85,062
2011	87,617
2012	90,237
2013	92,988
2014	95,751
1-1-2015 through 5-31-2015	98,651
Extension Term	See Paragraph 3.5

5. Lessee’s Share of Common Area Operating Expenses per Original Lease Paragraph 1.6 is reduced from 52.7% to 36.3%.

6. The Security Deposit per Original Lease Paragraph 1.7(c) is reduced from $163,472 to $98,472. Such reduction shall be retained by Lessor and applied against the Initial Security deposit due under the Must-Take Lease.

7. Any Default or Breach by Lessee under this Lease shall constitute a Default or Breach, respectively under the Must-Take Lease. Any Default or Breach by Lessee under the Must-Take Lease shall constitute a Default or Breach, respectively, under this Lease. Lessee grants a security interest in the Security Deposit under this Lease as additional security for Lessee’s performance under the Must-Take Lease (to be governed by Paragraph 5 thereof. Lessee grants a security interest in the Must Take Lease Security Deposit as additional security for Lessee’s performance under this Lease (to be governed by Paragraph 5 hereof). Lessee may not exercise the Extension Option unless Lessee concurrently extends the extension option set forth in Paragraph 3.5 of the Must Take Lease. If this Lease or the Must Take Lease terminates for any reason whatsoever, Lessor shall have the right to concurrently terminate the other.

8. Except as expressly amended hereby, the Original Agreement shall remain unmodified and in full force and effect. Lessee acknowledges and agrees that Lessor is not in default (or would be in default but for the passage of time, the giving of notice, or both) under the Lease.

In witness whereof, the undersigned have executed this Amendment as of the above date.

Lessor:	Braden Court Associates, a California general partnership

	By:	Nowell Investments LLC, a California limited liability company, General Partner

		By:	/s/ Norman N. Nowell
Norman N. Nowell, Managing Member

Tenant:	Quantum Fuel Systems Worldwide, Inc., a Delaware corporation

		By:	/s/ W. Brian Olson

		Title:	Chief Financial Officer

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